Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2020 (except for Note 13(d), as to which the date is June 8, 2020) in the Registration Statement (Form S-1) and related Prospectus of Generation Bio Co. dated January 4, 2021 for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 4, 2021